Exhibit 4.1

MODIGENE INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF CHAPTER 78 OF THE NEVADA REVISED STATUTES

The undersigned, Shai Novik, does hereby certify that:

1. He is the President of Modigene Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue ten million (10,000,000) shares of preferred stock, each having a par value of $0.00001, none of which have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the amended and restated articles of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of ten million (10,000,000) shares, $0.00001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the designation, powers, preferences and rights of the shares of any series of preferred stock, and to establish from time to time the number of shares constituting any such series; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the designation, powers, preferences and rights and relative, participating, optional or other rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to eight hundred thousand (800,000) shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash and does hereby fix and determine the designation, powers, preferences and rights and relative, participating optional or other rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Designation and Amount. Of the ten million (10,000,000) shares of preferred stock, par value $0.00001 per share, that the Corporation is authorized to issue under its amended and restated articles of incorporation (the “Articles of Incorporation”), eight hundred thousand (800,000) of such shares shall be designated as shares of Series A Preferred Stock of the Corporation (the “Series A Preferred Stock”), par value $0.00001 per share. Such shares of Series A Preferred Stock, together with the authorized shares of common stock of the Corporation, par value $0.00001 per share (the “Common Stock”), the balance of the undesignated shares of preferred stock of the Corporation and any other common stock or preferred stock that may hereafter be authorized in or pursuant to the Articles of Incorporation of the Corporation, as amended, are sometimes hereinafter collectively referred to as the “capital stock.”

Section 2. Dividends. Dividends will be payable to the holders of record of the Series A Preferred Stock only if, when and as declared by the Board of Directors of the Corporation and, if declared, any such dividends will be non-cumulative. Such dividends, if any, will be paid out of, and to the extent of, any assets legally available therefor. If dividends are declared or paid on the Common Stock, a dividend, payable in the same consideration or manner, shall be simultaneously declared or paid, as the case may be, on each share of Series A Preferred Stock, with each share of Series A Preferred Stock participating in such dividend on an as-converted basis at the Basic Conversion Price. Whenever a dividend shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

Section 3. Voting Rights; Restrictions.

(a) Subject to the provisions of the Nevada Revised Statutes, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to vote with the holders of the Common Stock and any other class or series of preferred stock that, by its terms, votes on an as-if-converted basis with the holders of the Common Stock. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible at the Basic Conversion Price as of the record date for determining stockholders entitled to vote on such matter.

(b) Notwithstanding anything contained herein to the contrary, the holders of the Series A Preferred Stock shall vote as a separate class when required by law. In such circumstances, the affirmative vote of the holders of a majority (or such greater percentage as may be required by law or the Articles of Incorporation or by-laws) of the voting rights provided in this Section 3 for the Series A Preferred Stock, voting separately as a class, shall be necessary to approve such proposed action by the holders of Series A Preferred Stock.

Section 4. Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), whether voluntary or involuntary, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed pro rata among the holders of the Series A Preferred Stock (based upon the number of shares of Common Stock that such holders would have the right to acquire upon conversion of the Series A Preferred Stock at the Market Cap Conversion Price, assuming a Market Capitalization Contingency had occurred), the Common Stock and any other classes entitled to participate with Common Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the capital stock held by them as of the date of such Liquidation.

(b) Whenever the distribution provided for in this Section 4 is paid in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors of the Corporation.

Section 5. Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each holder of shares of Series A Preferred Stock shall be entitled, at the option of such holder, to convert all, but not less than all, of the shares of Series A Preferred Stock then held by such holder, at any time and from time to time beginning on March 1, 2009 and ending at 5:00 p.m., Eastern time, on March 25, 2012 (the “Conversion Deadline”), without the payment of any additional consideration, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined in accordance with the terms of this Section 5.

(b) Automatic Conversion. If any holder of shares of Series A Preferred Stock has not exercised his, her or its right to convert the shares of Series A Preferred Stock then held by such holder on or prior to the Conversion Deadline, then at the Conversion Deadline all such shares of Series A Preferred Stock will automatically convert, without the payment of any additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined in accordance with the terms of this Section 5.

(c) Basic Conversion Price. Unless the Market Capitalization Contingency (as defined below) has occurred, the number of shares of Common Stock into which each outstanding share of Series A Preferred Stock is convertible shall be determined by dividing (x) 2.50, by (y) the Basic Conversion Price (as defined below) applicable to such share, determined as hereinafter provided, in effect on the date the certificate representing such share is surrendered for conversion. In the absence of a Market Capitalization Contingency, the price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the “Basic Conversion Price”) shall initially be $2.50 per share of Common Stock. Such initial Basic Conversion Price shall be adjusted as hereinafter provided.

(d) Market Cap Conversion Price. If a Market Capitalization Contingency has occurred, then from and after such Market Capitalization Contingency the number of shares of Common Stock into which the outstanding Series A Preferred Stock is convertible shall be determined by dividing (x) 2.50, by (y) the Market Cap Conversion Price (as defined below) applicable to such share, determined as hereinafter provided, in effect on the date the certificate representing such share is surrendered for conversion. In the event of a Market Capitalization Contingency, the price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the “Market Cap Conversion Price”) shall initially be $0.50 per share of Common Stock. Such initial Market Cap Conversion Price shall be adjusted as hereinafter provided. A “Market Capitalization Contingency” shall occur if the aggregate market value of the Common Stock, obtained by multiplying (a) the number of shares of Common Stock outstanding (on a fully-diluted basis, as follows: taking into account the shares of Common Stock issuable upon the exercise of all outstanding warrants and other convertible securities or instruments issued by the Corporation, but excluding all shares of capital stock issued, issuable or reserved for issuance pursuant to or under the Corporation’s 2005 Stock Incentive Plan and the Corporation’s 2007 Stock Incentive Plan and excluding the shares of Common Stock issuable upon conversion of the Series A Preferred Stock), by (b) the closing sale price of a share of Common Stock, as reported on the over-the-counter bulletin board, or, if the Common Stock has been admitted to trading on a nationally recognized stock exchange or market quotation system (including, without limitation, the American Stock Exchange), as reported on such exchange or market quotation system, shall, during any forty-five (45) trading days within any consecutive ninety (90) day period, equal or exceed one hundred fifty million dollars ($150,000,000.00). The Basic Conversion Price and the Market Cap Conversion Price may be referred to herein as the “Conversion Price.”

(e) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent of such stock, and shall give written notice to the Corporation at such office in the form attached as Annex A. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(f) Adjustment for Stock Splits, Combinations and Distributions. In the event of the subdivision of the Common Stock (by forward stock split, stock dividend or other similar occurrence) into a greater number of shares of Common Stock, and no equivalent subdivision or increase is made with respect to the Series A Preferred Stock, the Conversion Price then in effect will be proportionately decreased. In the event of the combination (by reverse stock split or otherwise) or consolidation of the Common Stock of the Corporation into a lesser number of shares of Common Stock, and no equivalent combination or consolidation is made with respect to the Series A Preferred Stock, the Conversion Price then in effect will be proportionately increased. In the event of the issuance of rights or warrants to holders of Common Stock entitling them to subscribe for or purchase Common Stock, or the distribution of capital stock (other than shares of Common Stock) to holders of Common Stock, evidences of indebtedness of the Corporation, assets, rights or warrants to subscribe for or purchase any capital stock, the holders of Series A Preferred Stock will be entitled to receive, upon any conversion, the amount of the capital stock, assets, rights or warrants that they otherwise would have received had the Series A Preferred Stock been converted at the time of such issuance. Upon receipt of such issuance or distribution, no adjustment shall be made in the Conversion Price.

(g) Automatic Conversion at Market Cap Conversion Price in the Event of Certain Mergers or Reorganizations, etc. If there shall occur any reorganization, recapitalization, consolidation, sale or merger involving the Corporation (i) that results in the stockholders of the Corporation immediately prior to such transaction owning less than 50% of the outstanding voting securities of the Corporation (or the surviving company in a merger) or (ii) in which transaction the Corporation is valued at at least one hundred fifty million dollars ($150,000,000.00) (in either case, a “Market Cap Transaction”) in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for capital stock, other securities or property with respect to or in exchange for shares of Common Stock, then, immediately prior to any such Market Cap Transaction, all outstanding shares of Series A Preferred Stock shall, without any further action by the Corporation or any holder of Series A Preferred Stock, automatically be converted into Common Stock at the then-applicable Market Cap Conversion Price, assuming a Market Capitalization Contingency had occurred, such that, upon the conversion or exchange of Common Stock in connection with such Market Cap Transaction, each holder of Series A Preferred Stock shall be entitled to receive the kind and number of shares of capital stock, other securities or property to which such holders of Series A Preferred Stock are entitled taking into account such conversion of the Series A Preferred Stock as provided herein.

(h) Treatment of the Series A Preferred Stock in the Event of Certain Mergers or Reorganizations, etc. If there shall occur any reorganization, recapitalization, consolidation, sale or merger involving the Corporation that is not a Market Cap Transaction (a “Basic Transaction”) in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for capital stock, other securities or property with respect to or in exchange for shares of Common Stock, then, immediately prior to any such Basic Transaction, all outstanding shares of Series A Preferred Stock shall, as applicable: (i) remain outstanding if the Corporation is the surviving corporation in such Basic Transaction, or (ii) be converted into shares of preferred stock of the surviving corporation in such Basic Transaction (if not the Corporation), with such shares of preferred stock to have the same powers, preferences and rights and relative, participating optional or other rights, preferences, restrictions and other matters relating to such series of preferred stock as provided herein.

(i) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

(j) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation’s President setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Series A Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

(k) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(l) Reservation of Stock Issuance Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from to time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(m) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the fractional share will be rounded up to the nearest whole share. The Corporation will not pay any cash adjustment for fractional shares.

(n) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid return-receipt requested, or if delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder’s address or facsimile number appearing in the records of the Corporation.

Section 6. Restrictions on Transfer. No holder of Series A Preferred Stock shall be permitted to: (1) offer, sell, contract to sell, grant any option to purchase, hypothecate, pledge or otherwise dispose of, or (2) transfer title to (a “Prohibited Sale”) any of the shares of Series A Preferred Stock held by such holder; provided, however, that a Prohibited Sale shall not apply to any Common Stock issued following conversion of any Series A Preferred Stock and shall not include transfers to immediate family members of participants, trusts and partnerships established for the primary benefit of such family members in each case for estate planning purposes or transfers to charitable organizations so long as such transfers are not made for consideration to the holder.

Section 7. Waiver. Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative vote or written consent of holders of a majority of the shares of the Series A Preferred Stock then outstanding

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RESOLVED, FURTHER, that the President be and hereby is authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 24th day of March, 2008.

/s/ Shai Novik
Name: Shai Novik Title: President

ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Series A Preferred Stock indicated below into shares of common stock, par value $0.00001 per share (the “Common Stock”), of Modigene Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________

Number of shares of Series A Preferred Stock owned: _______________

Number of shares of Common Stock to be Issued: ____________________________

Applicable Conversion Price:____________________________________________

Address for Delivery: __________________________________________________

HOLDER

By:
Name: Title: